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[Asta Funding, Inc. Logo]

    NASDAQ: ASFI                                                    Exhibit 99.2

                                            FOR IMMEDIATE RELEASE
CONTACT:
                                            Stephen D. Axelrod, CFA
Mitchell Cohen, CFO                         Andria Arena (Media)
ASTA FUNDING, INC.                          WOLFE AXELROD WEINBERGER ASSOC. LLC
(201) 567-5648                              (212) 370-4500; (212) 370-4505 (Fax)
                                            steve@wolfeaxelrod.com


                 ASTA FUNDING ANNOUNCES EXPANDED CREDIT FACILITY

                    - CREDIT LINE INCREASED TO $80 MILLION -

ENGLEWOOD CLIFFS, NJ, MAY 9, 2005 -- ASTA FUNDING, INC., (NASDAQ: ASFI), A LEADING CONSUMER RECEIVABLE ASSET MANAGEMENT AND LIQUIDATION COMPANY, today announced that it had arranged an expanded credit facility through a consortium of leading financial institutions.

The new credit facility expands the existing $60 million borrowing line to $80 million, on a revolving basis. Over the past year, the credit facility has more than doubled the $35 million line that existed in May 2004.

Gary Stern, president and chief executive officer, noted, "We are proud of the continued confidence shown by our group of lenders in increasing the availability under our existing facility. Asta's rapid growth has been funded primarily by operating cash flow and by drawing on the credit facility that we previously established. The increased line, funded at attractive rates by a strong consortium of outstanding lenders, will give Asta additional flexibility to purchase larger portfolios as they become available at prices that meet Asta's financial discipline and to take advantage of opportunities as they may arise."

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Asta Funding, Inc.

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a leading consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at www.astafunding.com.

Except for historical information contained herein, the matters set forth in this news release are "forward- looking" statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.'s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.'s Form 10-K for the fiscal year ended September 30, 2003, and those described from time to time in Asta Funding, Inc.'s other filings with the Securities and Exchange Commission, news releases and other communications, including that Asta may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all. Asta Funding, Inc.'s reports with the Securities and Exchange Commission are available free of charge through its website at www.astafunding.com.
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                  210 Sylvan Avenue, Englewood Cliffs, NJ 07632
                       (201) 567-5648, (201) 567-2203 fax